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                     October 15, 2020

       James Shanahan
       Chief Financial Officer
       Focus Financial Partners Inc.
       875 Third Avenue, 28th Floor
       New York, New York 10022

                                                        Re: Focus Financial
Partners Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-38604

       Dear Mr. Shanahan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance